UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2012

SOUTHERN CALIFORNIA EDISON COMPANY
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-2313	95-1240335
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2244 Walnut Grove Avenue
(P.O. Box 800)
Rosemead, California 91770
(Address of principal executive offices, including zip code)

(626) 302-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report's exhibits include forward-looking statements. Southern California Edison Company based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside the control of Southern California Edison Company. Southern California Edison Company has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Southern California Edison Company's Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q.
Item  8.01    Other Events
2012 General Rate Case Decision
On November 29, 2012, the California Public Utilities Commission approved a final decision in Southern California Edison's (“SCE”) 2012 General Rate Case. The decision authorized a base rate revenue requirement of $5.67 billion for 2012. The final decision also authorized a post-test year ratemaking methodology that escalates capital additions by 3.05% for 2013 and 2.93% for 2014 and allows operations and maintenance expense to be escalated for 2013 and 2014 through the use of various escalation factors for labor, non-labor and medical expenses. The methodology adopted in the decision results in a revenue requirement of $6.03 billion for 2013 and $6.39 billion for 2014. SCE does not expect the final decision to materially alter SCE's capital expenditures forecast provided in SCE's third quarter 2012 quarterly report on Form 10-Q and in the November Business Update presentation posted on www.edisoninvestor.com.
The final decision is retroactive to January 1, 2012. The balance in the account established to record recovery of the authorized rate increase since that date will be recovered in rates over 12 months, beginning in January 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN CALIFORNIA EDISON COMPANY
(Registrant)

/s/ Chris C. Dominski
Chris C. Dominski
Vice President and Controller

Date: November 30, 2012